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                                                   EXHIBIT 12


                                  WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                         Three Months Ended
                                                Year Ended December 31,                        March 31,
                                     --------------------------------------------------  -----------------
                                     1990       1991       1992       1993       1994      1994       1995
                                    -------    -------    -------    -------    -------   -------    -------
Fixed Charges:
  Interest Cost                     $52,028    $63,986    $73,776    $79,194    $80,807   $19,179    $20,677
  One-third rent expense              2,948      3,725      4,495      4,819      5,227     1,387      1,374
                                    -------    -------    -------    -------    -------   -------    -------

    Total Fixed Charges              54,976     67,711     78,271     84,013     86,034    20,566     22,051
                                    =======    =======    =======    =======    =======   =======    =======

Add (Deduct):
  Earnings before Income Taxes      208,671     73,609    129,452    189,168    288,923    53,471    161,111
  Interest Capitalized              (22,129)      (723)    (7,354)   (15,904)    (9,294)   (3,267)    (1,476)
                                    -------    -------    -------    -------    -------   -------    -------

    Earnings for Fixed Charges     $241,518   $140,597   $200,369   $257,277   $365,663   $70,770   $181,686
                                    =======    =======    =======    =======    =======   =======    =======

Ratio of Earnings to
    Fixed Charges                      4.39       2.08       2.56       3.06       4.25      3.44       8.24
                                    =======    =======    =======    =======    =======   =======    =======
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